EXHIBIT 10.38

Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

DATED

14th October 2005

(1) ISIS INNOVATION LIMITED

And

(2) SEQUENOM INC.

EXCLUSIVE LICENCE OF TECHNOLOGY

(ISIS PROJECT No. 046)

THIS AGREEMENT is made on 14th October 2005

BETWEEN:

(1)	ISIS INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (the “Licensor”); and

(2)	SEQUENOM INC., a Delaware Corporation, whose principal place of business is at 3595 John Hopkins Court, San Diego, CA 92121-1331, USA (the “Licensee”).

BACKGROUND:

The Licensor wishes to licence the Licensed Technology, and the Licensee wishes to acquire a licence to the Licensed Technology, on the terms of this agreement.

AGREEMENT:

1.	Interpretation

Words and expressions used in this agreement have the meaning set out in schedule 1 of this agreement.

2.	Grant of Licence

2.1	The Licensor grants to the Licensee a licence in the Territory to develop, make, have made, use and have used and Market and have Marketed the Licensed Product in the Field. Subject only to clause 4.2, the Licence is exclusive and the Licensor will not during the duration of this agreement itself exploit, or license any third party to exploit, the Licensed Technology or any part thereof in the Territory, save as expressly permitted pursuant to clause 4.2 of this agreement, and save as expressly excepted in the definition of Field.

2.2	The Licensor agrees to notify the Licensee of any additional territories, other than the Territory, that become available for licensing the Licensed Technology. The Licensee shall inform the Licensor in writing within […***…] of such notification if it wishes to enter into negotiations to extend the Territory to include the additional territories. If the Licensor does not receive any written notification within […***…] period, the Licensor shall be free to assume that the Licensee does not wish to extend the Territory and the Licensor may seek to grant licences in the additional territories to any third party.

2.3	The Licensor further grants the Licensee an exclusive option to negotiate a further licence on reasonable commercial terms in respect of any Licensor’s Improvements made after the second anniversary of this agreement provided that:

2.3.1	the Licensor shall notify the Licensee in writing when it becomes aware of any such Licensor’s Improvements; and,

2.3.2	the Licensee shall inform the Licensor in writing within […***…] if it wishes to enter into negotiations.

The Licensor shall not enter into a licence with any third party for a period of […***…] after receiving notification under clause 2.3.2. If the Licensor does not receive any notification under clause 2.3.2, the Licensor shall be free to assume that the Licensee

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does not wish to negotiate a further licence and the Licensor may seek to commercialise the relevant Licensor’s Improvement in collaboration with any third party.

2.4	The Licensee may grant sub-licences provided that:

2.4.1	the sub-licensee has obligations at least as restrictive as those set forth herein to the Licensee as the Licensee has to the Licensor under this agreement, except where it is not legally possible to include such obligations in the sub-licence, and excluding any economic term, which shall be freely negotiated between the Licensee and sub-licensee; and

2.4.2	immediately following the grant of each sub-licence, the Licensee notifies the Licensor in writing of the name and address of the sub-licensee, the technology sub-licensed, the intended field and/or applications sub-licensed and the duration of the sub-licence; and

2.4.3	the Licensor’s prior written consent (such consent not to be unreasonably withheld) shall be required for the grant of any sub-licence of any of the Licensed Technology by the Licensee […***…].

2.5	Where the sub-licensee […***…] the Licensee that, in the event that the Licence terminates, the Licensor […***…] agrees with the Licensee:

2.5.1	the Licensee […***…]; and

2.5.2	the Licensor shall be […***…].

2.6	As soon as is reasonably possible after the date of this agreement, the Licensor will, at the Licensor’s cost, supply the Licensee with the Documents.

3.	Improvements

3.1	The Licensor will communicate in writing to the Licensee within a reasonable time all Licensor’s Improvements.

3.2	The Licensee acknowledges and agrees that all Intellectual Property Rights in the Licensor’s Improvements belong to the Licensor.

3.3	The Licensee will communicate in writing to the Licensor within a reasonable time all Licensee’s Improvements.

3.4	The Licensor acknowledges and agrees that all Intellectual Property Rights in the Licensee’s Improvements belong to the Licensee.

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4.	Licence Back

4.1	The Licensee grants the Licensor a perpetual, royalty-free licence to grant the University and every employee, student and individual appointed by the University the licence set out in clause 4.2.

4.2	The Licensor has granted and, in respect of Licensee’s Improvements, will grant, to the University a non-transferable, perpetual, royalty-free licence for the University and every employee, student and appointee of the University to use and (subject to clause 4.3 below) to publish the Licensed Technology and the Licensee’s Improvements solely for Non-Commercial Use.

4.3	The Licensor will request the University to give to the Licensee in advance a written outline of any material related to the Licensed Technology or the Licensee’s Improvements intended for publication. The Licensee may request that publication be delayed:

4.3.1	for a period of no longer than three months from the date of notification in respect of the Licensed Technology if such delay is necessary in order to protect the Licensed Technology; or

4.3.2	for any reasonable period that may be longer than three (3) months given the circumstances in respect of any Licensee’s Improvement if such delay is necessary in order to protect the Licensee’s Improvements.

If no request for delay is received within […***…] of the date of the written notification, the University will be free to assume that the Licensee has no objection to the proposed publication.

5.	Filing and Maintenance

5.1	The Licensor will take all steps necessary to prosecute and maintain and renew the Application in the Territory and any patent(s) resulting from or in connection with it, including but not limited to the timely payment of any applicable fees or expenses (including but not limited to lawyers’ and patent agents’ fees and expenses).

5.2	The Licensee will reimburse the Licensor for all outgoings incurred and paid by the Licensor under clause 5.1 above (including but not limited to lawyers’ and patent agents’ fees and expenses) within 30 days of receiving an invoice from the Licensor provided that:

5.2.1	if the Licence granted has been converted into a non-exclusive licence in respect of any indication in accordance with clause 11.4, the Licensee shall only be obliged to reimburse the Licensor for […***…] percent ([…***…]%) of the relevant outgoings incurred after the date of conversion; and

5.2.2	the Licensee shall not be required to make any contribution to any costs or expenses (including but not limited to lawyers’ and patent agents’ fees and expenses) incurred by the Licensor as a direct result of […***…].

6.	Infringement

6.1	Each party will notify the other in writing of any misappropriation or infringement of any Intellectual Property Rights in the Licensed Technology of which the party becomes aware.

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6.2	The Licensee has the first right (but is not obliged) to take legal action at its own cost against any misappropriation or infringement of any rights included in the Licensed Technology. The Licensee must discuss any proposed legal action with the Licensor prior to the legal action being commenced.

6.3	If the Licensee takes legal action under clause 6.2, the Licensee will:

6.3.1	indemnify and hold the Licensor and the University harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon such activities and will settle any invoice received from the Licensor in respect of such costs, claims, demands and liabilities within 30 days of receipt; and

6.3.2	treat any award of damages (including, without limitation, punitive damages) as Net Sales for the purposes of clause 8, however the Licensee shall be entitled to deduct from such award of damages all costs and expenses incurred in such legal action; and

6.3.3	keep the Licensor regularly informed of the progress of the legal action, including, without limitation, any claims affecting the scope of the Licensed Technology.

6.4	If the Licensee has notified the Licensor in writing that it does not intend to take any action in relation to the misappropriation or infringement or the Licensee has not taken any such action within thirty (30) days of the notification under clause 6.1, the Licensor may take such legal action at its own cost.

6.5	The Licensee has the right to take legal action to defend against any claim by a third party that the Licensee’s use of the Licensed Technology as contemplated by this agreement infringes or misappropriates any intellectual property rights of such third party provided that: the Licensee shall promptly and completely report to the Licensor on the existence, nature, progress and management of any such action; and, that the Licensee shall not be entitled to take any steps or initiate any proceedings on behalf of or in the name of the Licensor without the Licensor’s prior written consent.

7.	Confidentiality

7.1	Subject to clauses 7.2, 7.3 and 7.4, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other party and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement.

7.2	The Licensor may disclose the Licensed Technology to prospective licensees of the Licensed Technology in fields and/or territories other than the Field and/or Territory.

7.3	The Licensee may disclose to sub-licensees of the Licensed Technology such of the Confidential Information as is necessary for the exercise of any rights sub-licensed provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality in the same terms as this clause before the Licensee makes any disclosure of the Confidential Information.

7.4	Clause 7.1 will not apply to any Confidential Information which:

7.4.1	is known to the receiving party before disclosure, and not subject to any pre-existing obligation of confidentiality owed to the disclosing party; or

7.4.2	is or becomes publicly known without the fault of the receiving party; or

7.4.3	is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that there has been a breach of an obligation of confidentiality owed to the disclosing party; or

7.4.4	the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

7.4.5	is approved for release in writing by an authorised representative of the disclosing party; or

7.4.6	the receiving party is required to disclose by law, provided that, where legally possible, the receiving party makes reasonable efforts to notify the disclosing party of the impending disclosure in time for the disclosing party to appear and oppose the disclosure.

8.	Royalties and other payments

8.1	The Licensor will invoice the Licensee for the Signing Fee shortly after signature of this agreement and the Licensee must settle half of the invoiced amount within […***…] days of receipt of the invoice, and the other half on or before […***…].

8.2	The Licensee will pay to the Licensor a royalty equal to the Royalty Rate on all Net Sales of Licensed Products. Royalty payments under this clause 8.2 shall be made by Licensee to Licensor within […***…] of the expiration of each Licence Year.

8.3	Where a Licensed Product is sold in combination with other products or materials, the ‘gross selling price’ for the purpose of determining Net Sales will be calculated in accordance with the following formula:

A	x	B
B + C

Where:

A is the average gross selling price of the combination package during the Licence Year; and

B is the average gross selling price of the Licensed Product during the Licence Year if Marketed separately, or, if not Marketed separately, the market price of the Licensed Product if it was Marketed separately; and

C is the aggregate of the average gross selling prices of the other products or materials used in the combination package during the Licence Year if Marketed separately, or, if not Marketed separately, the market price of the combination package if it was Marketed separately.

8.4	In the event that the royalties paid to the Licensor under clause 8.2 do not amount to the Minimum Sum, the Licensee must pay the difference between the royalties paid under clause 8.2 and the Minimum Sum in each Licence Year where a Minimum Sum applies.

8.5

The Licensee will pay to the Licensor a royalty equal to the Fee Income Royalty Rate on all up-front, milestone and other one-off payments (other than payments made solely in relation to research provided by the Licensee) received by the Licensee under or in connection with all sub-licences and other contracts granted by the Licensee with respect to the Licensed Technology. Any payments arising under this clause 8.5 between the date of this agreement and the start of the first Licence Year shall be paid by the Licensee to the Licensor within […***…] of the first day of the Licence Year. Any payments arising under this clause 8.5 during the first Licence Year, or

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during any subsequent Licence Year, shall be paid by the Licensee to the Licensor within […***…] of the first day of the following Licence Year.

8.6	The Licensee will pay to the Licensor the Milestone Fee in respect of each Milestone within […***…] of the date on which each Milestone is achieved by the Licensee or a sub-licensee.

8.7	The Signing Fee and the Milestone Fee are non-refundable and will not be considered as an advance payment on royalties payable under clause 8.2. No part of the Minimum Sum will be refundable or applicable to succeeding Licence Years.

8.8	Subject to the use by the Licensee of a commercially reasonable quantity of Licensed Products for promotional sampling, the Licensee must not accept or solicit any non-monetary consideration that represents a materially significant proportion of the benefit accruing to the Licensee when Marketing Licensed Products or when issuing sub-licences of the Licensed Technology without the prior written consent of the Licensor, such consent not to be unreasonably withheld.

8.9	The Licensee will make all payments in United States dollars ($) and all dollar ($) amounts in this agreement are United States dollars. Exchange rates for currency will be determined on the last business day of each complete quarter, using the average of the daily buying and selling rates quoted by Barclays Bank plc during that quarter. Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply the Licensor with a Certificate of Tax Deduction at the time of payment to the Licensor.

8.10	In the event that full payment of any amount due from the Licensee to the Licensor under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of […***…] per cent ([…***…]%) over the base rate for the time being of Barclays Bank plc, from the date when payment was due until the date of actual payment.

9.	Reasonable Endeavours

The Licensee must use its reasonable endeavours to develop, exploit and Market the Licensed Technology to maximise the financial return for both parties and in accordance with the Development Plan.

10.	Royalty Reports and Audit

10.1	The Licensee will provide the Licensor with a royalty report within […***…] after the close of each Licence Year for each Licensed Product Marketed by the Licensee. Each Royalty Report will:

10.1.1	set out the Net Sales of each Licensed Product Marketed by the Licensee;

10.1.2	provide a calculation of the royalties due;

10.1.3	provide a statement showing whether or not royalties due exceed the Minimum Sum and, if so, by how much;

10.1.4	set out details of any deductions made under clause 10.2 below; and

10.1.5	set out the steps taken during the Licence Year to:

(i)	develop the Licensed Technology in order to facilitate its commercial exploitation and in accordance with the Development Plan; and
(ii)	promote and market Licensed Products.

10.1.6	provide sufficient data (in outline form) to provide a reasonable indication or estimate of the actual or expected market share of the Licensee. This obligation is not intended to place a significant additional financial burden on the Licensee.

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10.2	If the Licensee or sub-licensee has to pay royalties to a third party (other than an Affiliate), for the right to make, have made, use, have used, Market or have Marketed a Licensed Product, then the Licensee or sub-licensee will be entitled to deduct from all payments due to the Licensor under clause 8.2 the amount of royalties actually paid to that third party, up to a maximum amount of […***…]% of the royalties that would otherwise be due to the Licensor in the absence of such third party under clause 8.2.

10.3	If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate or an entity over which the Licensee exercises Control, the royalty on each such Licensed Product will be calculated on the highest of the prices at which it is Marketed or re-Marketed.

10.4	The Licensee must keep complete and accurate accounts of all Licensed Products Marketed by the Licensee in each Licence Year for at least 6 years. The Licensor may, through an independent certified accountant, audit all such accounts on at least 30 days written notice no more than once each Licence Year for the purpose of determining the accuracy of the Royalty Reports and payments. Such independent certified accountant shall be reasonably acceptable to Licensee and shall be subject to obligations of confidentiality at least as restrictive as those set forth herein.

11.	Duration and Termination

11.1	This agreement will take effect on the date of signature and will continue in force,with respect to the Application, for the life of any patent that issues in response to that Application.

11.2	If either party commits a material breach of this agreement, and the breach is not remedied (where remediable) within the period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than 30 days), the other party may then by further written notice terminate this agreement with immediate effect.

11.3	The Licensee may terminate this agreement for any reason at any time after the third anniversary of this agreement on six (6) months’ written notice whereupon the Licensor may, in its discretion, bring all sub-licenses to an end within thirty (30) days of that same date.

11.4	In the event that the Licensee fails to achieve:

11.4.1	any of Milestones A, B, C or E as detailed in Schedule 2 of this agreement within the first […***…] Licence Years;

11.4.2	Milestone D within the first […***…] Licence Years,

the Licensor, […***…], in respect only of the particular indications for which the Milestones have not been achieved, convert this Licence into a non-exclusive licence for the relevant indications. If the Licensor […***…], the Licensor will, within […***…] of the expiration of the milestone period, notify the Licensee in writing of the effective date of the conversion and the remaining terms and conditions of this Licence shall continue to apply unchanged to the relevant indication.

11.5	The Licensor may terminate this agreement:

11.5.1

immediately by written notice, if the Licensee has a petition presented for its winding-up, or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver or administrative receiver appointed of all

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or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts; or

11.5.2	on 30 days written notice if:

(i)	the Licensee challenges the validity of the Application; or

(ii)	Licensee has materially breached one or more terms of this Agreement (including but not limited to clause 9) and such breach has remained uncured within a reasonable time (but no less than 30 days) after written notice by Licensor; or

(iii)	the Licensee fails to pay any sum due under clause 8.1 in accordance with the terms of clause 8.1.

11.6	Subject to clause 11.7 below, on the expiry, the valid termination by Licensor, or valid termination by Licensee of this agreement, the Licensee:

11.6.1	must bring all sub licences to an end on the same date provided that the Licensor complies with the terms of clause 2.5; and

11.6.2	shall pay to the Licensor all outstanding royalties and other sums due under this agreement; and

11.6.3	shall provide the Licensor with details of the stocks of Licensed Products held at the point of termination; and

11.6.4	may continue to use the Licensed Technology in order to meet any existing commitments for the supply of Licensed Products already made by the Licensee at the date of termination or expiration; and

11.6.5	grants the Licensor an irrevocable, non-transferable, non-exclusive licence to develop, make, have made, use and Market the Licensee’s Improvements.

11.7	In the case of the valid termination of this agreement by the Licensee due to a material breach of this agreement by the Licensor, only part 11.6.4 of clause 11.6 above shall apply.

11.8	Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 8 of this agreement for the duration of any notice period.

11.9	Clauses 4.2, 6.3, 11.6, 11.7, 12, 13.4, 13.6, 13.13 and 13.14 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

11.10	Clauses 7 and 10.4 will survive the termination or expiration of this agreement, for whatever reason, for a period of 6 years.

12.	Liability

12.1	Except as otherwise provided herein, to the fullest extent permissible by law, the Licensor does not make any warranties of any kind including, without limitation, warranties with respect to:

12.1.1	the quality of the Licensed Technology;

12.1.2	the suitability of the Licensed Technology for any particular use;

12.1.3	whether the Application will be granted.

12.2	The Licensor warrants and represents that:

12.2.1	as at the date of this agreement and based on the information known to the Licensor but without having made any further or special enquiries, the Licensor is not aware of any current third party challenge or opposition to the Application and is not aware of any grounds upon which such a claim might be made, […***…];

12.2.2	as at the date of this agreement and based on the information known to the Licensor but without having made any further or special enquiries the Licensor believes in good faith that it is the sole and unencumbered owner of the Intellectual Property Rights in the Licensed Technology; and

12.2.3	as at the date of this agreement and based on the information known to the Licensor but without having made any further or special enquiries, the Licensor is not aware of any other licenses, options or other agreements entered into prior to the date of this agreement by the Licensor that will restrict or prevent the performance of this agreement.

12.3	Each party represents and warrants to the other party that:

12.3.1	it is a corporation duly organized and validly existing under the laws of the state or country of its incorporation, and (i) has the complete and unrestricted power and right to enter into agreements of this nature and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this agreement;

12.3.2	this agreement and performance of each party’s obligations under this agreement have been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity, whether enforceability is considered a proceeding at law or equity.

12.4	The Licensee agrees to indemnify the Licensor and the University and hold the Licensor and the University harmless from and against any and all claims, damages and liabilities:

12.4.1	asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its sub-licensees or sub-sub-licensees; and/or

12.4.2	arising directly or indirectly from any breach by the Licensee of this agreement provided that the Licensee shall not be required to indemnify the Licensor in respect of any claims, damages or liabilities arising directly from the material breach of this agreement by the Licensor.

12.5	The Licensor will use its reasonable endeavours to avoid, dispute, resist, appeal, compromise or defend any Indemnified Claim and to minimise its losses, claims, liabilities, costs, charges and expenses. The Licensor will not (except as required by law) take any material action (including but not limited to any admission, compromise, settlement or discharge of any claim) in respect of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

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12.6	The Licensee undertakes to make no claim against any employee, student, agent or appointee of the Licensor or of the University, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this agreement or its subject-matter.

12.7	Subject to clause 12.8, the liability of either party for any breach of this agreement, or arising in any other way out of the subject-matter of this agreement, will not extend to incidental or consequential damages or to any loss of profits.

12.8	The maximum liability of the Licensor to the Licensee under or otherwise in connection with this agreement or its subject-matter will not exceed the aggregate sum of all fees and royalties paid to the Licensor under this agreement provided that such maximum liability protection will not apply where:

12.8.1	The Licensor terminates this agreement other than in accordance with the terms of clause 11.5; or

12.8.2	The Licensor unreasonably withholds consent (“reasonableness” is as defined by clause 13.9 below) under clauses 2.4.3, 2.5.1 or 13.8.

13.	General

13.1	Registration - The Licensee must register its interest in the Licensed Technology with any relevant authorities in the Territory as soon as legally possible. The Licensee must not, however, register an entire copy of this agreement in any Territory without the prior written consent of the Licensor. Notwithstanding the foregoing, Licensor acknowledges and consents that Licensee may file the text of this agreement as an exhibit to a report on U.S. Securities and Exchange Commission Form 8-K or 10-Q as may be required.

13.2	Advertising - The Licensee must not use the name of the Licensor, the University or the Inventor in any advertising, promotional or sales literature, without the Licensor’s prior written approval.

13.3	Packaging - The Licensee will ensure that the Licensed Products and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that the Licensor shall not suffer any loss or any loss of damages in an infringement action.

13.4	Thesis - This Agreement shall not prevent or hinder registered students of the University from submitting for degrees of the University theses based on the Licensed Technology; or from following the University’s procedures for examinations and for admission to postgraduate degree status.

13.5	Taxes - Where the Licensee has to make a payment to the Licensor under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee will be responsible for paying those taxes and duties.

13.6	Notices -

13.6.1	All notices to be sent to the Licensor under this agreement should be sent, by post and fax unless agreed otherwise in writing, until further notice to: The Managing Director, Isis Innovation Ltd, Ewert House, Ewert Place, Summertown, Oxford, OX2 7SG, Fax: 01865 280831. All notices should indicate the Isis Project No.

13.6.2	All notices to be sent to the Licensee under this agreement should be sent, until further notice, to the Licensee’s Contact and Address indicating the Isis Project No.

13.7	Force Majeure - If performance by either party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

13.8	Assignment -

13.8.1	Other than in accordance with this clause 13.8, no party may assign any of its rights or obligations under this agreement in whole or in part, except to an Affiliate and only for so long as it remains an Affiliate, without the prior written consent of the other party (such consent not to be unreasonably withheld).

13.8.2	The Licensee may assign the whole of this agreement to any legal entity to which it sells the whole or substantially the whole of its business or that part of its business to which this agreement relates and including circumstances where the Licensee undergoes a change of Control, on condition that:

(i)	the Licensee first obtains from any such proposed assignee a binding undertaking in writing in favour of the Licensor to abide by and assume all of the Licensee’s obligations under this agreement; and

(ii)	the Licensee […***…].

13.9	Reasonableness -

13.9.1	For the purposes of clauses 2.4.3, 2.5.1, 12.8.2 and 13.8, “reasonableness” shall be assessed according to an objective standard of reasonableness […***…].

13.9.2	In the event that the Licensee disputes the reasonableness of the Licensor’s position, the parties agree to refer the issue to any court of competent jurisdiction for determination.

13.10	Severability - If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

13.11	No Partnership etc - Nothing in this agreement creates, implies or evidences any partnership or joint venture between the Licensor and the Licensee or the relationship between them of principal and agent.

13.12	Entire Agreement - This agreement constitutes the entire agreement between the parties in relation to the Licence and the subject matter hereof, and neither party has relied on any previous or contemporaneous statements or representations, oral or written, in agreeing to enter into this agreement. Specifically, but without limitation, this agreement does not impose or imply any obligation on the Licensor or the University to conduct development work. Any arrangements for such work must be the subject of a separate agreement between the University and the Licensee.

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13.13	Variation - Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the parties to this agreement may rescind or vary this agreement without the consent of any party that has the benefit of clause 13.14.

13.14	Rights of Third Parties - The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University and the people referred to in clause 12.6 will be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and the people referred to in clause 12.6 were party to this agreement.

13.15	Governing Law - This Agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this Agreement.

13.16	Counterparts - This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

13.17	Further Assurances - The parties hereto shall execute such further documents and perform such reasonable further acts as may be reasonably necessary to comply with the terms of this agreement and consummate the transactions herein provided.

SCHEDULE 1 - DEFINITIONS

(Clause 1)

Affiliate means any company or legal entity Controlling or Controlled by the Licensee.

Application means:

(a)	the patent application set out in schedule 2 of this agreement (should more than one application be listed), the term Application shall be understood to mean Applications;

(b)	any patents granted in response to that application;

(c)	any corresponding foreign patents and applications which may be granted to the Licensor in the Territory based on and deriving priority from that application; and

(d)	any addition, continuation, continuation-in-part, division, reissue, renewal or extension based on that application.

Confidential Information means in relation to each party any materials, trade secrets or other information disclosed by that party to the other, and that are necessary or desirable for the negotiation or performance of this agreement, including:

(a)	the Licensed Technology, to the extent that it is not disclosed by the Application when published; and

(b)	financial terms, dates and time periods under this agreement.

Control means:

(a)	ownership of more than 50% of the voting share capital of the relevant entity; or

(b)	the ability to direct the casting of more than 50% of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Development Plan means the product development plan referencing this agreement and separately agreed to in writing by the parties.

Documents means the documents and materials set out in schedule 2 of this agreement.

Fee Income Royalty Rate means the royalty rate set out in schedule 2 of this agreement.

Field means the field set out in schedule 2 of this agreement.

Improvement means any development of the Licensed Technology which would, if commercially practised, infringe and/or be covered by a claim being prosecuted in the Application.

Indemnified Claim means any claim under which the Licensor and the University are entitled to be indemnified under clause 12.4.

Intellectual Property Rights means any and all rights in inventions, patents, trade marks, service marks, copyright, database rights, moral rights, rights in designs, know-how, confidential information and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Inventor means the inventor or inventors named in the Application and identified in the schedule 2.

Know-how means all confidential information, whether patentable or not, relating to the Application that has been communicated to the Licensee by the Licensor or the Inventor before the date of this agreement or is communicated to the Licensee by the Licensor or the Inventor under this agreement.

Licence means the licence granted by the Licensor to the Licensee under clause 2.1 of this agreement.

Licensed Product means any product, service or composition which is entirely or partially produced by means of or with the use of the Licensed Technology and that is covered by a Valid Patent Claim on a country by country basis. A Valid Patent Claim means a claim in a granted or issued patent that has not been invalidated in a final decision rendered by a court or administrative body of competent jurisdiction and from which no further appeal may be taken.

Licensed Technology means all the Licensor’s Intellectual Property Rights in:

(a)	the Application;

(b)	the Know-how;

(c)	the Documents; and

(d)	the Licensor’s Improvements.

Licensee’s Contact and Address means the address for the Licensee set out in schedule 2 of this agreement.

Licensee’s Improvements means any Improvements made prior to the second anniversary of this agreement by the Licensee.

Licence Year means each calendar year beginning on January 1 for the duration of this agreement.

Licensor’s Improvements means any Improvements made prior to the second anniversary of this agreement solely by either or both of the Inventors within the Field of which the Licensor has been made aware and is legally able to license.

Market means offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Milestone and Milestone Fee means the milestones, and the amounts payable on achievement of each of the milestones, set out in schedule 2 of this agreement.

Minimum Sum means the minimum sum or sums set out in schedule 2 of this agreement.

Net Sales means the gross selling price of the Licensed Product in the form in which it is Marketed by the Licensee (except in cases of Marketing by a distributor, agent, or contractual partner of the Licensee or any sub-licensee or sub-sub-licensee in which case the transfer price paid to Licensee shall be used instead of the gross selling price, but in no event shall the transfer price used to calculate Net Sales be less than […***…]% of the Licensee’s direct selling price), less:

(a)	trade, quantity or cash discounts actually given; and

(b)	outbound carriage and packaging expenses actually paid; and

(c)	customs duties, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding personal taxes).

Non-Commercial Use means academic and research purposes and the purposes of non-commercial clinical patient care, including the right for the University to use the Licensed Technology and the Licensee’s Improvements as enabling technology in other research projects.

Retail Price Index means the General Index of Retail Prices for all items which is published in the United Kingdom in the Monthly Digest of Statistics by the Office for National Statistics or any replacement of it.

Royalty Rate means the royalty rate or rates set out in schedule 2 of this agreement.

Royalty Report means the report to be prepared by the Licensee under clause 10.1 of this agreement.

***	Certain confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Signing Fee means the signing fee set out in schedule 2 of this agreement.

Territory means the territory or territories set out in schedule 2 of this agreement,.

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD.

SCHEDULE 2

Application:	International Patent Application No. PCT/GB98/00690, which was filed on 4th March 1998 and entitled “Non-Invasive Prenatal Diagnosis”

Inventors:	LO, Yuk-Ming, Dennis; WAINSCOAT, James, Stephen.

Territory (clause 2.1):	USA, Canada and Europe (except for Rhesus D blood typing using real time PCR in Europe).

“Europe” in this agreement means Austria, Belgium, Denmark, Finland, France, Germany, Great Britain, Ireland, Italy, Luxemburg, Monaco, the Netherlands, Portugal, Spain, Sweden and Switzerland.

Field (clause 2.1):	All fields and use except

a) Rhesus D blood typing using real time PCR for the test in Europe; and

b) the manufacture or sale of kits for prenatal gender testing. For the avoidance of doubt, this is not intended to prohibit the manufacture or sale of kits relating to sex linked disorders where gender determination is required.

Documents (clause 2.6):	The Application.

Signing Fee (clause 8.1):	$[…***…]

Royalty Rate (clause 8.2):	[…***…]% of Net Sales

Royalty Stacking (clause 10.2): Up to a maximum of […***…]% royalties due to Licensor.

Minimum Sum (clause 8.4):

Licence Year	Minimum Sum
1 (year ending 1 January 2007)	$	[…***…]
2 (year ending 1 January 2008)	$	[…***…]
3 (year ending 1 January 2009)	$	[…***…]
4 (year ending 1 January 2010)	$	[…***…]
5 (year ending 1 January 2011)	$	[…***…]
Each year thereafter	$	[…***…]

Fee Income Royalty Rate (clause 8.5): […***…]%

Milestones and Milestone Fee (clause 8.6):

	Milestone (achieved [...***...])	Milestone Fee

A	First commercial […***…]	$	[…***…]

B	First commercial […***…]	$	[…***…]

C	First commercial […***…]	$	[…***…]

D	First commercial […***…]	$	[…***…]

E	First commercial […***…]	$	[…***…]

F	Any other commercial […***…] using the Licensed Technology	$	[…***…]

***	Certain confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensee’s Contact and Address (clause 13.6):

Contact	General Counsel or CEO

Address	SEQUENOM, Inc. 3595 John Hopkins Court, San Diego, CA 92121, USA

Fax	+1-858-202-9205

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

SIGNED for and on behalf of		SIGNED for and on behalf of
ISIS INNOVATION LIMITED:		SEQUENOM INC.:

Name:	Mr. T. Hockaday	Name:	Dereck Tatman

Position:	Executive Director	Position:	Vice President, Business Development

Signature:	/s/ T. Hockaday	Signature:	/s/ Dereck Tatman

Date:	October 14, 2005	Date:	October 14, 2005